Exhibit 99.1

Avanex Appoints New Senior Vice President of Sales

FREMONT, Calif.—(BUSINESS WIRE)—Nov. 13, 2007—Avanex Corporation (NASDAQ:AVNX), a pioneer of intelligent photonic solutions that enable next-generation optical networks, today announced the appointment of Scott Parker as senior vice president of sales. Parker will join the company on Nov. 27, 2007 and will be responsible for executing the company’s sales strategy, improving sales processes and increasing sales globally.

“Scott’s proven capabilities and specific industry knowledge for integrating and building successful sales forces and strategies is a great addition to the management team,” said Jo Major, chairman, president and CEO. “Under his direction, our sales team will continue to grow revenue by focusing on our new products in existing accounts and expanding our presence in geographical areas that are currently underserved.”

Parker brings over 20 years of sales and marketing experience in the optical and semiconductor industries and has a strong track record in driving sales growth and leading customer-focused teams. Prior to joining Avanex, Parker served as the vice president of sales and marketing at Integration Associates and as CEO at Chelsio Communications, both start-up companies funded by Sequoia Capital. Prior to that, Parker served as senior vice president of sales and marketing for JDSU where he integrated the sales and customer service teams from numerous acquisitions. Parker also held sales and general manager positions at VLSI, National Semiconductor and Intel. Parker earned an M.B.A and a B.S. in Marketing from the University of Utah.

“I am excited to join the Avanex team and look forward to helping build upon the company’s success and strength,” said Parker. “The strength we are seeing in the optical telecommunications market provides a great opportunity to grow the company’s revenue and I look forward to leading that effort.”

Parker’s appointment coincides with the resignation of Yves Le Maitre from the role of Chief Marketing Officer to pursue other opportunities. “We thank Yves for his contribution during the restructuring of the company, and wish him well in the future,” said Major.

About Avanex Corporation

Avanex Corporation is a leading global provider of Intelligent Photonic Solutions(TM) to meet the needs of fiber optic communications networks for greater capacity, longer distance transmissions, improved connectivity, higher speeds and lower costs. These solutions enable or enhance optical wavelength multiplexing, dispersion compensation, switching and routing, transmission, amplification, and include network-managed subsystems. Avanex Corporation was incorporated in 1997 and is headquartered in Fremont, Calif. Avanex Corporation also maintains facilities in Horseheads, N.Y.; Melbourne, Fla.; Shanghai; Villebon Sur Yvette, France; San Donato, Italy; and Bangkok. To learn more about Avanex Corporation, visit our web site at: www.avanex.com.

CONTACT: Avanex Corporation

Maria Riley, 510-897-4188

Director of Communications/Investor Relations

maria_riley@avanex.com

SOURCE: Avanex Corporation